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                                                                   EXHIBIT 23.1

                       CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Culligan Water Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-45981) of United States Filter Corporation of our report dated April 7, 1998, with respect to the consolidated balance sheets of Culligan Water Technologies, Inc. as of January 31, 1998, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the Form 8-K of United States Filter Corporation dated on or around May 13, 1998.

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
May 13, 1998